Exhibit 99.4

Memorandum to Partners and Suppliers

Dear [Partner/Supplier],

This morning, we announced that we reached an agreement for Oracle to acquire Cerner. With Cerner’s expertise and mission to build tools to help caregivers and improve the health of patients, and Oracle’s world-class technology, infrastructure and resources – together, we believe we can more quickly realize the promise of technology to enable more connected, high-quality and efficient care.

Until the transaction closes, which we expect to occur in 2022, subject to certain regulatory approvals and other closing conditions, we will continue to operate as separate companies. Importantly, you will see no changes in your relationship with Cerner or how we work together. Oracle intends to maintain and grow our community presence, including in the Kansas City area.

Today’s news reinforces the importance of our focus to support our clients and serve caregivers and our community to enable better care for patients. We have a lot of work ahead, and we believe Oracle will help accelerate this work and increase our impact. As a dedicated Industry Business Unit within Oracle, we will have more capabilities and resources to reimagine caregiver experiences and build reliable, intuitive and useful tools that improve patient care and outcomes, while reducing complexity.

All of us at Cerner are thrilled to begin our next chapter with Oracle, and we are confident that they will be an outstanding partner.

For more information, I encourage you to read the official press release issued this morning. My team is here to answer any questions you may have.

Thank you for your continued support and I wish you all the best this holiday season.

[Sender]

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and Cerner, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of Cerner, anticipated customer benefits and general business outlook. When used in this document, the words “can”, “will”, “expect” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Cerner, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties.

In addition, please refer to the documents that Cerner files with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and Cerner’s respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except as required by law, Cerner is not under any duty to update any of the information in this document.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of Cerner. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cerner, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and Cerner will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Cerner common stock are urged to read these documents carefully when they become available (as each may be amended or supplemented from time to time) because they will contain important information that holders of shares of Cerner common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Cerner at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and Cerner file annual, quarterly and special reports and other information with the SEC, which are available at the website maintained by the SEC at http://www.sec.gov.